Exhibit 99.1

MORRIS PUBLISHING ANNOUNCES
2007 THIRD-QUARTER RESULTS

AUGUSTA, Ga. (Nov. 12, 2007)— Morris Publishing Group, LLC today reported third-quarter operating income of $17.5 million, down $2.9 million, or 14.2%, from $20.4 million for the same period in 2006. Net income for the quarter was $5.0 million, down $1.9 million from $6.9 million last year.

Total operating revenue for the third quarter was $109.5 million, down $7.9 million, or 6.7%, from the same quarter 2006, with total advertising revenue of $88.5 million, down $7.9 million, or 8.2%, circulation revenue of $17.1 million, down $0.2 million, or 1.0%, and other income of $3.9 million, up $0.2 million, or 4.3%, from last year. Retail, national and classified advertising revenue were down 3.9%, 17.1% and 11.8%, respectively.

For the third quarter, total operating expense was $92.1 million, down $5.0 million, or 5.2%. Total labor and employee benefit costs were $43.6 million, down $0.3 million, or 0.6%, newsprint, ink and supplements costs were $10.9 million, down $3.9 million, or 26.3%, and other operating costs, excluding depreciation and amortization, were $33.4 million, up $0.5 million, or 1.4%. Depreciation and amortization expense was $4.2 million, down $1.3 million, or 23.8%.

Commenting on the results, William S. Morris IV, Morris Publishing Group’s chief executive officer and president, said, “Our Florida markets continue to be the entire source of our net decline in revenue, with the ongoing real estate slump having adversely affected advertising from builders, employers and retailers dependent on the housing industry.

Excluding the operating costs directly associated with our ten new nondaily publications, our total operating costs excluding newsprint, ink and supplements were down $1.9 million, or 2.3%. This cost savings is a direct result of our aggressive strategy to further align our operating expenses with the existing revenue environment.”

For the first nine months of 2007, operating income was $45.9 million, down $17.1 million, or 27.1%, from $63.0 million last year. Total net operating revenue was $330.2 million, down $21.5 million, or 6.1%, and total operating costs were $284.3 million, down 4.4 million, or 1.5%, from last year. Net income for the first nine months of 2007 was $10.7 million, down $11.3 million from $22.0 million last year.

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing currently owns and operates 27 daily newspapers as well as nondaily newspapers, city magazines, and other free community publications in the Southeast, Midwest, Southwest and Alaska. For more information, visit our Web site, morris.com.

A conference call will be held Monday, November 12, 2007, at 10:00 a.m. Eastern Time. In order to participate, please call 1-888-928-9177 ten (10) minutes prior to the scheduled start. The pass code and leader’s name listed below will be required to join the conference call:

LEADER:	MR. STEVE STONE
PASS CODE:	MORRIS PUBLI

To access the Audio Replay of this call, all parties can:

1.	Go to the URL: https://e-meetings.verizonbusiness.com
2.	Choose Join An Event under Participant Join
3.	Enter the conference number and pass code.
4.	Enter required information in all highlighted fields.
5.	Click on the proceed button.

PASS CODE:	MORRIS PUBLI
CONFERENCE NUMBER:	3739699

Replays of the conference call are available for 30 days after the live event at the URL link.

For further information, please contact:
Craig S. Mitchell
Senior Vice President of Finance
Morris Communications Company, LLC
706-823-3236

Third-quarter results follow:

Morris Publishing Group, LLC
Condensed Consolidated Statements of Income

	Three months		Nine months
	ended		ended
(Dollars in thousands)	September 30,		September 30,
	2007	2006	2007	2006

NET OPERATING REVENUES:
Advertising	$88,510	$96,415	$267,273	$287,776
Circulation	17,140	17,310	50,941	52,113
Other	3,884	3,723	11,947	11,750
Total net operating revenues	109,534	117,448	330,161	351,639

OPERATING EXPENSES:

Labor and employee benefits	43,619	43,894	133,813	131,326
Newsprint, ink and supplements	10,912	14,813	35,753	44,502
Other operating costs (excluding depreciation
and amortization)	33,358	32,894	100,283	96,921
Depreciation and amortization	4,161	5,459	14,443	15,933
Total operating expenses	92,050	97,060	284,292	288,682
Operating income	17,484	20,388	45,869	62,957

OTHER EXPENSE (INCOME):
Interest expense, including amortization of debt
issuance costs	9,614	9,389	28,370	27,560
Interest income	(1)	(1)	(5)	(69)
Other, net	(78)	(62)	(170)	(119)
Total other expenses, net	9,535	9,326	28,195	27,372

INCOME BEFORE INCOME TAXES	7,949	11,062	17,674	35,585
PROVISION FOR INCOME TAXES	2,988	4,154	6,978	13,619
NET INCOME	$4,961	$6,908	$10,696	$21,966